Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact

American Community Bancshares, Inc.

Mr. Randy P. Helton, President and CEO

Phone: 704-225-8444

American Community Bank Announces Addition of Chief Banking Officer

March 6, 2008. Charlotte, North Carolina - American Community Bancshares, Inc., (NASDAQ: ACBA), holding company of American Community Bank headquartered in Monroe, NC, announced today that Wm. Mark DeMarcus has joined the bank as its Chief Banking Officer and a member of the bank’s executive management team. Mr. DeMarcus previously served Wachovia Corporation for twenty years; most recently as Senior Vice President and Retail Banking Executive for North Carolina, South Carolina and Virginia.

Randy P. Helton, President & CEO of American Community Bank stated: “With the bank’s expansion opportunities in existing markets, the addition of a veteran experienced banker such as Mr. DeMarcus has created an opportunity to leverage our management talent more efficiently. We are very excited about the addition of Mr. DeMarcus and the wealth of experience he brings to our bank.”

American Community Bancshares, Inc. headquartered in Charlotte, North Carolina is the holding company for American Community Bank. American Community Bank, with assets of approximately $520 million, is a full service community bank, headquartered in Monroe, North Carolina with nine North Carolina offices located in Union and Mecklenburg counties and four South Carolina offices located in York and Cherokee counties. The Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. The website for American Community Bancshares, Inc. is www.americancommunitybank.com. Its stock is traded on the NASDAQ Capital Market under the symbol “ACBA”. For more information contact: Stephanie Helms, Shareholder Relations or Dan Ellis, Chief Financial Officer at (704) 225-8444.